EXHIBIT 99.1

News

June 9, 2010
Caterpillar contact:
Jim Dugan
Corporate Public Affairs
309-494-4100
dugan_jim@cat.com

FOR IMMEDIATE RELEASE

 Doug Oberhelman Elected Chief Executive Officer and Caterpillar Board Member;
Jim Owens Steps Down as CEO, Remains Chairman Through October 31

PEORIA, Ill. – Following a previously announced succession plan, the Board of Directors of Caterpillar Inc. (NYSE: CAT) has elected Doug Oberhelman Chief Executive Officer (CEO) and a member of Caterpillar’s Board of Directors, effective July 1.  Oberhelman succeeds Jim Owens as CEO, while Owens will remain Chairman of the Board until October 31, when he will retire after more than 38 years with the company.  At that time, Oberhelman will replace Owens as Chairman.

“One of the great strengths of Caterpillar is the depth of highly experienced executives who have risen within the company’s ranks, allowing for a smooth transition of leadership, which supports the company’s long-term strategy and year-to-year planning process,” said W. Frank Blount, presiding director and chairman of the Governance Committee of Caterpillar’s Board of Directors.

Since becoming Chairman and CEO in 2004, Owens successfully led Caterpillar through unprecedented growth from 2005 through 2008, followed by the global economic recession of 2009.  During his tenure, employee safety and engagement scores improved dramatically. Owens also introduced Caterpillar’s Vision 2020 strategy; implemented the Caterpillar Production System; championed both key capacity expansion projects and mergers and acquisitions; and invested heavily in key research and development initiatives.  Owens has also been a leading voice promoting global issues such as the importance of free trade and, in 2009, was named a member of President Barack Obama’s Economic Recovery Advisory Board.

 “Jim Owens has provided outstanding leadership for Caterpillar over the last six plus years, positioning the company for continued growth and leadership in the industries it serves,” Blount added.

For the last six months, Oberhelman has been leading a team updating the company’s Vision 2020 strategy, which was first introduced by Owens in 2005. The Caterpillar Board of Directors has been actively engaged with the management team in reviewing and supporting the 2011-2015 strategy.  The company is now in the process of sharing the updated strategy with employees, suppliers, dealers and shareholders.

“I am confident Doug’s leadership, his deep expertise in all aspects of Caterpillar’s business and his acute focus on helping customers succeed will again result in Caterpillar’s performance rising to a new level of excellence,” Blount said.

About Caterpillar:
For more than 85 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2009 sales and revenues of $32.396 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  http://www.cat.com.

Forward-Looking Statements
Certain statements in this press release relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and Caterpillar does not undertake to update its forward-looking statements.

It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors, including, but not limited to: (i) economic volatility in the global economy generally and in capital and credit markets; (ii) Caterpillar’s ability to generate cash from operations, secure external funding for operations and manage liquidity needs; (iii) adverse changes in the economic conditions of the industries or markets Caterpillar serves; (iv) government regulations or policies, including those affecting interest rates, liquidity, access to capital and government spending on infrastructure development; (v) commodity price increases and/or limited availability of raw materials and component products, including steel; (vi) compliance costs associated with environmental laws and regulations; (vii) Caterpillar’s and Cat Financial’s ability to maintain their respective credit ratings, material increases in either company’s cost of borrowing or an inability of either company to access capital markets; (viii) financial condition and credit worthiness of Cat Financial’s customers; (ix) material adverse changes in our customers’ access to liquidity and capital; (x) market acceptance of Caterpillar’s products and services; (xi) effects of changes in the competitive environment, which may include decreased market share, lack of acceptance of price increases, and/or negative changes to our geographic and product mix of sales; (xii) Caterpillar’s ability to successfully implement Caterpillar Production System or other productivity initiatives; (xiii) international trade and investment policies, such as import quotas, capital controls or tariffs; (xiv) failure of Caterpillar or Cat Financial to comply with financial covenants in their respective credit facilities; (xv) adverse changes in sourcing practices for our dealers or original equipment manufacturers; (xvi) additional tax expense or exposure; (xvii) political and economic risks associated with our global operations, including changes in laws, regulations or government policies, currency restrictions, restrictions on repatriation of earnings, burdensome tariffs or quotas, national and international conflict, including terrorist acts and political and economic instability or civil unrest in the countries in which Caterpillar operates; (xviii) currency fluctuations, particularly increases and decreases in the U.S. dollar against other currencies; (xix) increased payment obligations under our pension plans; (xx) inability to successfully integrate and realize expected benefits from acquisitions; (xxi) significant legal proceedings, claims, lawsuits or investigations; (xxii) imposition of significant costs or restrictions due to the enactment and implementation of health care reform legislation and proposed financial regulation legislation; (xxiii) changes in accounting standards or adoption of new accounting standards;  (xxiv) adverse effects of natural disasters; and (xxv) other factors described in more detail under “Item 1A.  Risk Factors” in Part I of our Form 10-K filed with the SEC on February 19, 2010 for the year ended December 31, 2009 and in Part II of our Form 10-Q filed with the SEC on May 3, 2010 for the quarter ended March 31, 2010.  These filings are available on our website at www.cat.com/sec_filings.